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                                                                         PERFORMANCE CALCULATION


                                                                COLONIAL NEWPORT TIGER CUB FUND - CLASS C

                                                                            Year End: 8/31/97

                                                                         Inception Date: 6/3/96


                                                      1 YEAR ENDED 8/31/97                          SINCE INCEPTION
                                                                                                  6/03/96 TO 8/31/97
                                 Standard                           Non-Standard      Standard                    Non-Standard

Initial Inv.                     $1,000.00                          $1,000.00        $1,000.00                      $1,000.00

Amt. Invested                    $1,000.00                          $1,000.00        $1,000.00                      $1,000.00
Initial NAV                          $9.30                              $9.30           $10.00                         $10.00
Initial Shares                     107.527                            107.527          100.000                        100.000

Shares From Dist.                    0.000                              0.000            0.000                          0.000
End of Period NAV                   $9.02                               $9.02            $9.02                          $9.02

CDSC*                                0.97%
Total Return                        -3.98%                              -3.01%           -9.80%                         -9.80%

Average Annual                      -3.98%                              -3.01%           -7.94%                         -7.94%
   Total Return

*Due to the decrease in NAV from the beginning of the period, the CDSC has been adjusted according to the prospectus.
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